Exhibit 99.(j)(i)

KPMG LLP
1601 Market Street
Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 26, 2024, with respect to the financial statements of Brinker Capital Destinations Trust, comprised of Destinations Large Cap Equity Fund, Destinations Small-Mid Cap Equity Fund, Destinations International Equity Fund, Destinations Equity Income Fund, Destinations Core Fixed Income Fund, Destinations Low Duration Fixed Income Fund, Destinations Global Fixed Income Opportunities Fund, Destinations Municipal Fixed Income Fund, Destinations Multi Strategy Alternatives Fund and Destinations Shelter Fund as of February 29, 2024, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the headings “Disclosure of Portfolio Holdings” and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Philadelphia, Pennsylvania

June 28, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.